Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Spectra Energy Corp on Form S-3 of our report dated February 26, 2015, related to the consolidated financial statements of DCP Midstream, LLC and subsidiaries as of December 31, 2014 and 2013, and for the each of the three years in the period ended December 31, 2014, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2014, and the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 26, 2015